Exhibit 99.01

Generation Alpha Launches into the Legal U.S. Medical Cannabis Industry with the Purchase of an Arizona Property to be Used as a Cultivation and Processing Facility

CARSON, CA - GlobeNewswire – April 8, 2019 – Generation Alpha, Inc. (OTCQB: GNAL) (“Generation Alpha” or the “Company”), a vertically integrated cannabis technology innovator, manufacturer and distributor, announces the closing of a significant transaction for the Company with the purchase of an approximately 46,000 sq. ft. facility in Phoenix, Arizona. This facility comes with an already- approved Special Use Permit (SUP) for the cultivation and processing of medical cannabis in the State of Arizona and is ideally located less than 10 miles from Phoenix’s Sky Harbor International Airport.

In 2018, Generation Alpha acquired an Arizona-based company to provide turn-key services for the management, administration and operation of a medical marijuana cultivation and processing facility, on behalf of an entity duly authorized and licensed by the Arizona Department of Health Services. After terminating, earlier this year, the commercial lease for another property in Arizona, which the Company intended to serve as its cultivation and extraction facility, the Company decided to purchase this facility for $3.5 million, which will allow for future improvements to flow directly through to the Company’s balance sheet.

Alan Lien, Generation Alpha’s Chief Executive Officer, commented;

“This is an incredible deal for Generation Alpha. This facility, which has been locally permitted for medical cannabis cultivation and processing, will allow us to fast track operations in Arizona – an area we believe is one of the key growth markets in the U.S. medical cannabis sector. We remain steadfastly committed to our Solis Tek lighting division, but this purchase will make Arizona the first of hopefully many medical cannabis divisions for us in the U.S.”

About Generation Alpha, Inc.

Generation Alpha, Inc. focuses on bringing products and solutions to commercial cannabis growers in both the medical and recreational space in legal markets across the U.S. For nearly a decade, growers have used Generation Alpha’s lighting solutions to increase yield, lower costs and grow better to maximize their return on investment. Generation Alpha’s customers include retail stores, distributors, ecommerce, and commercial growers. In 2018, the Company began the process of expanding into the “touch-the-plant” side of the cannabis business. For more information, please visit our website, www.genalphainc.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect Generation Alpha’s current plans and expectations, as well as future results of operations and financial condition. Generation Alpha undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Generation Alpha, Inc.

Investor Relations

(888) 998-8881

ir@genalphainc.com